EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2016 First Quarter Financial Results
Operating Revenues up 10%, to $151.3 million

New York, NY – February 9, 2016 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal year 2016 first quarter ended December 31, 2015.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We had strong operating results during the quarter in spite of the difficult macro environment, especially in commodities. Total segment income was up 26% with very strong gains from the Securities and Global Payments segments offsetting declines in our commodities-related segments. Similar to our fourth quarter 2015 results, marked-to-market fluctuations in our investments held in our interest rate management program had an effect on our bottom line results. While these investments are intended to be held to their maturity, they may result in short term fluctuations in our earnings. For the first quarter of 2016, the marked-to-market fluctuation resulted in $4.1 million after-tax loss while in the fourth quarter of 2015 they represented a $4.2 million after-tax gain."

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended December 31,
(Unaudited) (in millions, except share and per share amounts)	2015	2014	% Change
Revenues:
Sales of physical commodities	$3,252.6	$13,494.3	(76)%
Trading gains, net	79.7	70.3	13%
Commission and clearing fees	49.1	49.5	(1)%
Consulting and management fees	9.7	10.4	(7)%
Interest income	8.7	3.1	181%
Other income	0.1	0.1	—%
Total revenues	3,399.9	13,627.7	(75)%
Cost of sales of physical commodities	3,248.6	13,490.2	(76)%
Operating revenues	151.3	137.5	10%
Transaction-based clearing expenses	29.8	29.4	1%
Introducing broker commissions	12.8	12.2	5%
Interest expense	6.0	2.7	122%
Net operating revenues	102.7	93.2	10%
Compensation and other expenses:
Compensation and benefits	63.1	56.4	12%
Communication and data services	7.9	6.7	18%
Occupancy and equipment rental	3.3	3.1	6%
Professional fees	2.9	3.3	(12)%
Travel and business development	3.2	2.8	14%
Depreciation and amortization	1.9	1.9	—%
Bad debts and impairments	2.0	—	n/m
Other	6.3	5.4	17%
Total compensation and other expenses	90.6	79.6	14%
Income before tax	12.1	13.6	(11)%
Income tax expense	3.3	4.2	(21)%
Net income	$8.8	$9.4	(6)%
Earnings per share:
Basic	$0.47	$0.50	(6)%
Diluted	$0.46	$0.49	(6)%
Weighted-average number of common shares outstanding:
Basic	18,648,150	18,515,528	1%
Diluted	18,991,903	18,762,029	1%

Interest Income/Expense:
Our acquisition of G.X. Clarke & Co. at the beginning of our second quarter of fiscal 2015 resulted in a significant change to our aggregate level of interest income and to a lesser extent interest expense. Overall interest income increased $5.6 million to $8.7 million in the first quarter, with the fixed income business acquired adding $8.0 million during the first quarter ended December 31, 2015.
Historically, our interest income has primarily been driven by the average customer segregated equity in our Commercial Hedging and CES segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES segments increased $0.2 million in the first quarter, despite the interest income impact of average customer segregated equity decreasing 12% versus the prior year period.
Corporately, we recorded pre-tax unrealized losses of $4.0 million and $2.7 million on our U.S. Treasury notes and interest rate swaps, respectively, held as part of the continued implementation of our interest rate management program, which includes the purchase of medium term U.S. Treasury notes and the utilization of interest rate swaps. Under this program, we don’t actively trade in such instruments and intend to hold these investments to their maturity date, however as a broker-dealer, unrealized fluctuations in the marked-to-market ("MTM") valuations of these investments are included in operating revenues in the current period. The table below reflects the after-tax impact on net income of these MTM fluctuations for the last 5 fiscal quarters.

	Three Months Ended
(in millions)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
MTM (loss) gain on interest rate swaps	$(2.7)	$2.1	$0.1	$—	$—
U.S. Treasury notes:
Cumulative MTM gain - transfer out of AOCI (1)	—	3.5	—	—	—
MTM (loss) gain	(4.0)	1.3	—	—	—
Gross MTM (loss) gain	(6.7)	6.9	0.1	—	—
Tax effect (estimated at 39%)	2.6	(2.7)	—	—	—
After tax MTM (loss) gain on above	$(4.1)	$4.2	$0.1	$—	$—
(1) On July 1, 2015 as part of our previously disclosed merger of four of our wholly owned U.S. subsidiaries, we transferred our remaining available-for-sale investments in U.S. Treasury securities, at fair value, to the trading category in accordance with the accounting requirements for broker-dealers. This resulted in $3.5 million of pre-tax unrealized gains not previously recognized in earnings being included in interest income in our Corporate unallocated segment during the fourth quarter of fiscal 2015.
Interest expense increased 122% to $6.0 million in the first quarter compared to $2.7 million in the prior year. The increase in interest expense is primarily related to $2.7 million of incremental expense from the G.X. Clarke business acquired.

Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended December 31,
(in millions)	2015	2014	% Change
Variable compensation and benefits	$33.2	$29.6	12%
Transaction-based clearing expenses	29.8	29.4	1%
Introducing broker commissions	12.8	12.2	5%
Total variable expenses	75.8	71.2	6%
Fixed compensation and benefits	29.9	26.8	12%
Other fixed expenses	25.5	23.2	10%
Bad debts and impairments	2.0	—	n/m
Total non-variable expenses	57.4	50.0	15%
Total non-interest expenses	$133.2	$121.2	10%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended December 31,
	2015	2014	% Change
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	24,225.1	25,176.4	(4)%
OTC volume (contracts, 000’s)	314.7	290.2	8%
Global payments (# of payments, 000’s)	95.6	68.7	39%
Gold equivalent ounces traded (000’s)	23,519.8	33,420.3	(30)%
Equity market-making (gross dollar volume, millions)	$24,298.7	$24,134.0	1%
Foreign exchange prime brokerage volume (U.S. notional, millions)	$124,551.6	$115,901.7	7%
Average assets under management (U.S. dollar, millions)	$648.5	$598.6	8%
Average customer segregated equity (millions)	$1,824.9	$2,064.1	(12)%

Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders' equity information for the periods indicated.

(in millions, except for per share amounts)	December 31, 2015	September 30, 2015
Summary asset information:
Cash and cash equivalents	$274.3	$268.1
Cash, securities and other assets segregated under federal and other regulations	$795.9	$756.9
Securities purchased under agreements to resell	$334.3	$325.3
Deposits and receivables from:
Exchange-clearing organizations	$1,586.9	$1,533.5
Broker-dealers, clearing organizations and counterparties	$208.9	$277.6
Receivables and notes receivable from customers, net	$244.2	$295.7
Financial instruments owned, at fair value	$1,563.2	$1,421.9
Physical commodities inventory	$47.9	$32.8
Goodwill and intangible assets, net	$57.7	$58.1
Other	$104.0	$100.1

Summary liability and stockholders' equity information:
Payables to customers	$2,606.1	$2,593.5
Payables to broker-dealers, clearing organizations and counterparties	$86.3	$262.9
Payables to lenders under loans and senior unsecured notes	$186.4	$87.1
Accounts payable and other accrued liabilities	$108.9	$144.8
Payables under repurchase agreements	$1,138.9	$1,007.3
Financial instruments sold, not yet purchased, at fair value	$681.9	$568.3
Other	$5.1	$9.0
Stockholders' equity	$403.7	$397.1

Net asset value per share	$21.18	$21.11
Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended December 31,
(In millions)	2015	2014	% Change
Segment operating revenues represented by:
Commercial Hedging	$55.4	$68.4	(19)%
Global Payments	18.3	15.2	20%
Securities	48.8	17.2	184%
Physical Commodities	5.9	6.5	(9)%
Clearing and Execution Services	29.8	31.2	(4)%
Corporate unallocated	(6.9)	(1.0)	590%
Operating revenues	$151.3	$137.5	10%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2015	2014	% Change
Segment income represented by:
Commercial Hedging	$15.0	$24.9	(40)%
Global Payments	10.0	8.2	22%
Securities	21.9	1.7	1,188%
Physical Commodities	1.0	2.5	(60)%
Clearing and Execution Services	3.5	3.6	(3)%
Total segment income	51.4	40.9	26%
Reconciliation of segment income to income before tax:
Segment income	51.4	40.9	26%
Costs not allocated to operating segments	39.3	27.3	44%
Income before tax	$12.1	$13.6	(11)%
Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues decreased 19% to $55.4 million in the first quarter compared to $68.4 million in the prior year. Exchange-traded revenues decreased 4%, to $31.6 million in the first quarter, despite a 9% increase in exchange-traded customer volumes. This decrease primarily resulted from a decline in the average rate per contract to $5.61, due to the decrease in business from introducing brokers in agricultural commodities as well as a narrowing of spreads in the LME metals business.
OTC revenues decreased 37% to $18.7 million in the first quarter compared to $29.9 million in the prior year, despite OTC volumes increasing 8%, to 314.7 thousand contracts in the first quarter compared to 290.2 thousand in the prior year. OTC volume growth was driven by growth in agricultural commodity volumes, particularly in the commercial grain and food service, as well as in energy, however we experienced lower spreads across virtually all commodity sectors leading to the decline in overall OTC revenues.
Consulting and management fees decreased 18% to $3.3 million in the first quarter versus $4.0 million in the prior year, while interest income, which remains constrained by low short-term interest rate, increased 6%, to $1.8 million in the first quarter compared to $1.7 million in the prior year. The increase in interest income was primarily driven by the continued implementation of our interest rate management program while average customer equity declined 5% versus the prior year.
Segment income decreased 40% to $15.0 million in the first quarter compared to $24.9 million in the prior year, as a result of the decline in operating revenues as well as a $1.7 million increase in bad debt expense, primarily related to customer account deficit in our energy business. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 43% in the first quarter as compared to 40% in the prior year, primarily as a result of an increase in transaction based clearing fees.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations.
Operating revenues increased 20% to $18.3 million in the first quarter compared to $15.2 million in the prior year. This operating revenue growth was driven by a 39% increase in the volume of payments made. An increase in volumes from financial institutions resulted in a lower average size of payment made, resulting in a 13% decrease in the average revenue per trade.
Segment income increased 22% to $10.0 million in the first quarter compared to $8.2 million in the prior year. This increase primarily resulted from the increase in operating revenues partially offset by a $0.4 million increase in non-variable expenses.

Variable expenses, excluding interest, expressed as a percentage of operating revenues unchanged at 29% compared to the prior year.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. Following our acquisition of G.X. Clarke & Co., we act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency and Mortgage-Backed Securities to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 184% to $48.8 million in the first quarter compared to $17.2 million in the prior year.
Operating revenues in Equity market-making increased 18% in the first quarter compared to the prior year, as favorable market conditions drove a 1% increase in the gross dollar volume traded as well as a 17% increase in the average revenue per $1,000 traded.
Operating revenues in Debt Trading increased to $25.9 million in the first quarter compared to $(0.4) million in the prior year. This increase in operating revenues was a result the acquisition of G.X. Clarke, which was effective on January 1, 2015, adding an incremental $12.8 million in operating revenues. In addition, Debt Trading operating revenues in Argentina increased $11.9 million, primarily as the result of the effect of the devaluation of the Argentine Peso. Investment Banking operating revenues decreased $0.5 million, or 29%, in the first quarter compared to the prior year as a result of a decision to wind down the majority of these activities in the three months ended December 31, 2015. Going forward, we will continue to operate the investment banking securitization activities which have historically been engaged in Argentina. Asset management revenues increased 103% in the first quarter to $6.9 million compared to $3.4 in the prior year, primarily as a result of the effect of devaluation of the Argentine Peso. Average assets under management were $648.5 million in the first quarter compared to $598.6 million in the prior year.
Segment income increased 1,188% to $21.9 million in the first quarter compared to $1.7 million in the prior year, primarily as a result of the strong performance in Equity market making and Debt Trading. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 33% in the first quarter compared to 57% in the prior year, as the G.X. Clarke acquisition added significant operating revenues with a relatively low transaction-based clearing expense structure.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
On April 10, 2015 (the “transfer date”), we transitioned the portion of our precious metals business conducted through our unregulated domestic subsidiary, INTL Commodities Inc., to our United Kingdom based broker-dealer subsidiary, INTL FCStone Ltd. INTL FCStone Ltd is regulated by the Financial Conduct Authority (“FCA”), the regulator of the financial services industry in the United Kingdom. This transfer has resulted in a change in the valuation of precious metals inventory held by INTL FCStone Ltd as well as the presentation of INTL FCStone Ltd’s precious metals sales and cost of sales.
Subsequent to the transfer, precious metals inventory held by INTL FCStone Ltd is measured at fair value, with changes in fair value included as a component of ‘trading gains, net’ on the condensed consolidated income statement, in accordance with U.S. GAAP accounting requirements for broker-dealers. In addition, INTL FCStone Ltd precious metals sales and cost of sales are presented on a net basis and included as a component of ‘trading gains, net’ on the condensed consolidated income statements. For further information, see Note 1 of the Condensed Consolidated Financial Statements in our Form 10-Q to be filed.
Precious metals inventory held by our subsidiaries that are not broker-dealers continues to be valued at the lower of cost or market value. Precious metals sales and cost of sales for subsidiaries that are not broker-dealers continue to be recorded on a gross basis. We record our physical agricultural and energy commodities revenues on a gross basis.
Operating revenues for Physical Commodities decreased to $5.9 million in the first quarter compared to $6.5 million in the prior year.
Precious Metals operating revenues increased 29% to $4.5 million in the first quarter compared to $3.5 million in the prior year. The increase in operating revenues was primarily driven by a widening of spreads due to market conditions, partially offset by a 30% decrease in the number of ounces traded.

Operating revenues in Physical Ag’s & Energy decreased 53% to $1.4 million in the first quarter compared to $3.0 million in the prior year. The decrease in operating revenues is primarily due to a decline in commercial commodity-related financing transactions.
Segment income decreased 60% to $1.0 million in the first quarter compared to $2.5 million in the prior year and were primarily a result of the decrease in operating revenues.
Clearing and Execution Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options on futures contracts for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders.
Operating revenues decreased 4% to $29.8 million in the first quarter compared to $31.2 million in the prior year.
Commission and clearing fee revenues decreased 8% to $22.8 million in the first quarter, as a result of a 7% decline in exchange-traded volumes and a 3% decline in the average rate per contract compared to the prior-year period. Interest income, which continues to be constrained by the effect of low short term interest rates, was $0.9 million in the first quarter compared to $0.8 million in the prior year. The increase in interest income was primarily the result of the continued implementation of our interest rate management program which more than offset a 17% decrease in the average level of customer segregated equity to $944.4 million compared to the prior year.
Operating revenues in our customer prime brokerage product line, reflected on the “trading gains, net” line increased 10% to $5.7 million in the first quarter compared to $5.2 million in the prior year, as a result of a 7% increase in foreign exchange volumes as a result of market volatility.
Segment income decreased modestly to $3.5 million in the first quarter compared to $3.6 million in the prior year, primarily as a result of the decrease in operating revenues and an increase in non-variable compensation and benefits. Variable expenses, excluding interest, as a percentage of operating revenues declined to 73% in the first quarter compared to 76% in the prior year, primarily as a result of lower introducing broker commissions.

Conference Call & Web Cast
A conference call will be held tomorrow, Wednesday, February 10, 2016 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through February 17, 2016. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 4519 1720.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com